Exhibit 10.13

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL
EXECUTIVE EMPLOYMENT SERVICES AGREEMENT
Among each of: ELECTRAMECCANICA VEHICLES CORP. And: MARK ORSMOND Electrameccanica Vehicles Corp. 8057 North Fraser Way, Burnaby, British Columbia, Canada, V5J 5M8

EXECUTIVE EMPLOYMENT SERVICES AGREEMENT

THIS EXECUTIVE EMPLOYMENT SERVICES AGREEMENT is made and dated for reference as fully executed effective on this 22nd day of August, 2022.

BETWEEN:

ELECTRAMECCANICA VEHICLES CORP., a company incorporated pursuant to the laws of the Province of British Columbia, Canada, and having an address for delivery and notice located at 8057 North Fraser Way, Burnaby, British Columbia, Canada, V5J 5M8

(the “Company”);

OF THE FIRST PART

AND:

MARK ORSMOND, businessperson, having an address for notice and delivery located at [****]

(the “Executive”);

OF THE SECOND PART

(and each of the Company and the Executive being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

A.                    The Company is a reporting company incorporated under the laws of the Province of British Columbia, Canada;

B.                     The Executive has experience in and specializes in providing Company with valuable financial and accounting services in order to provide them with valuable guidance in the execution of their business and financial plans;

C.                     The Company is focused on developing various manufacturing technologies related to and associated with the commercialization of its innovate electric vehicles and related business interests and, as a consequence thereof, the Company is hereby desirous of formally retaining the Executive as the Chief Financial Officer and an executive of the Company, and the Executive is hereby desirous of continuing in such positions, in order to provide such related Services (as hereinafter defined) to the Company;

D.                    As a consequence of the Executive’s anticipated and valuable role within the Company, the Parties acknowledge and agree that there have been various discussions, negotiations, understandings and agreements between them relating to the terms and conditions of the Services (as herein defined and determined) and, correspondingly, that it is their intention by the terms and conditions of this Executive Employment Services Agreement” (the “Agreement”)

to hereby replace, in their entirety, all such prior discussions, negotiations, understandings and agreements with respect to the Services; and

E.                     The Parties have agreed to enter into this Agreement which replaces, in its entirety, all prior discussions, negotiations, understandings and agreements as between them, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the within Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES AGREE AS FOLLOWS:

Article 1

DEFINITIONS

Definitions

1.1                   For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)        “Affiliate” has the meaning ascribed to it in the BCA;

(b)        “Agreement” means this agreement, including any schedules hereto, as amended, supplemented or modified in writing from time to time;

(c)        “Arbitration Act” means the International Commercial Arbitration Act (British Columbia), as amended from time to time;

(d)        “BCA” means the Business Corporations Act (British Columbia), as amended from time to time;

(e)        “Benefits” means those benefits, perquisites, allowances and entitlements as described in Section 4.2 herein and in which the Executive is participating as at the Date of Termination;

(f)        “Board of Directors” means the Board of Directors of the Company as duly constituted from time to time;

(g)        “Bonus” has the meaning ascribed to it in Section 4.3 herein;

(h)        “Business” means the business of developing technology and business interests related to and associated with the commercialization of the Company’s innovate electric vehicles or any other products or line of business that are actively carried on by the Company or in the Company’s active contemplation and about which the Executive has Confidential Information or is actively involved in as at the Date of Termination;

(i)         “Change of Control”, “Good Reason”, “Just Cause”, “Take-over Bid” and “Total Disability” have the meanings ascribed to them in Section 5.1 herein;

(j)         “Chief Executive Officer” means the Chief Executive Officer of the Company as duly appointed from time to time by the Board of Directors;

(k)        “Company” means Electrameccanica Vehicles Corp., or any successor company to the Company, as duly constituted from time to time;

(l)         “Company’s Non-Renewal Notice” has the meaning ascribed to it in Section 2.2 herein;

(m)       “Confidential Information” has the meaning ascribed to it in Section 6.1 herein;

(n)        “Date of Termination” means the date of cessation of the Executive’s employment with the Company (including by way of resignation) without regard to any notice of termination, pay in lieu of notice of termination or other damages;

(o)        “Effective Date” has the meaning ascribed to it in Section 2.1 herein;

(p)        “Exchange Act”, “Form S-8 Registration Statement”, “Registration Statement” and “Securities Act” have the meanings ascribed to them in Section 4.10 herein;

(q)        “Executive” means Mark Orsmond;

(r)        “Expenses” has the meaning ascribed to it in Section 4.8 herein;

(s)        “Indemnified Parties” and “Indemnitee” have the meanings ascribed to them in Sections 10.1 and 10.4 herein;

(t)         “Intellectual Property Rights” has the meaning ascribed to it in Section 8.2 herein;

(u)        “Inventions” has the meaning ascribed to it in Section 8.1 herein;

(v)        “LTIP” means the Long Term Incentive Plan applicable to the Company’s executives as may be established and amended by the Board of Directors from time to time;

(w)       “Monthly Salary” means the Monthly Salary of the Executive as set out in Section 4.1 herein;

(x)        “Option”, “Option Plan” and “Option Share” have the meanings ascribed to them in Section 4.9 herein;

(y)        “Person” has the meaning ascribed to it in the Interpretation Act (British Columbia) and which, for the purposes of this Agreement, shall include the Company;

(z)        “RRSP” has the meaning ascribed to it in Section 4.4 herein;

(aa)      “Services” has the meaning ascribed to it in Section 3.2 herein;

(bb)      “STIP” means the Short Term Incentive Plan applicable to the Company’s executives as may be established and amended by the Board of Directors from time to time;

(cc)      “Subsidiary” has the meaning ascribed to it in the BCA;

(dd)      “Term” has the meaning ascribed to it in Section 2.1 herein;

(ee)      “Termination Amount” has the meaning ascribed to it from time to time in Article 5 herein;

(ff)       “Termination Option Exercise Period” has the meaning ascribed to it in Section 5.4 herein;

(gg)      “Territory” has the meaning ascribed to it in Section 7.1 herein; and

(hh)      “Vacation” has the meaning ascribed to it in Section 4.7 herein.

Article 2

TERM AND RENEWAL

Term

2.1                   The initial term of this Agreement (the “Term”) is for a period of two years commencing on August 22, 2022 (the “Effective Date”), unless this Agreement is terminated earlier as hereinafter provided.

Renewal

2.2                   Subject at all times to the provisions of Article 7 hereof, this Agreement shall renew automatically if not specifically terminated in accordance with the following provisions.  The Company agrees to notify the Executive in writing at least 30 calendar days prior to the end of the Term of its intent not to renew this Agreement (the “Company’s Non-Renewal Notice”).  Should the Company fail to provide a Company’s Non-Renewal Notice this Agreement shall automatically renew on a one-month to one-month term renewal basis after the Term until otherwise specifically renewed in writing by each of the Parties for the next one-month term of renewal or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up 30 calendar day Company’s Non-Renewal Notice in connection with and within 30 calendar days prior to the end of any such one-month term renewal period.  Any such renewal on a one-month basis shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties in advance.

Article 3

POSITION, SERVICES AND DUTIES

Condition of Employment

3.2                   The Executive’s employment with the Company is conditional upon satisfactory reference and background checks, in the Company’s sole discretion, and final approval of the Board of Directors.

Position and Services

3.2                   Subject as otherwise herein provided, during the Term and during the continuance of this Agreement the Company hereby agrees to retain the Executive as the Chief Financial Officer and an executive of the Company, and the Executive hereby agrees to accept such positions and be subject to the direction and supervision of, and to have the authority as is delegated to the Executive by, the Board of Directors consistent with such positions, and the Executive also agrees to accept such positions in order to provide such services as the Board of Directors shall, from time to time, reasonably assign to the Executive and as may be necessary for the ongoing maintenance and development of the Company’ various Business interests during the Term and during the continuance of this Agreement (collectively, the “Services”); it being acknowledged and agreed by each of the Parties that the Executive shall commit and provide to the Company the Services on a reasonably sufficient and full-time basis during the Term and during the continuance of this Agreement for which the Company, as more particularly set forth herein, hereby agrees to pay and provide to the order and direction of the Executive each of the proposed compensation amounts as set forth in Article 3 herein.

Place of Employment

3.3                   The Executive shall perform the Services and duties at such locations as are necessary and/or agreed to by the Executive and the Chief Executive Officer for the performance of the Services and the duties and including, without limitation from time to time, at the Company’s Burnaby office and at the Executive’s home.  The Executive acknowledges that national and international travel will be required for the purpose of providing certain of the Services hereunder, and the Executive agrees that it will not be a breach of this Agreement for the place of employment to be changed on a reasonable basis.

Authority

3.4                   In this regard it is hereby acknowledged and agreed that the Executive shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Chief Executive Officer of the Company, or upon the advice or instructions of such other director or officer of the Company as the Chief Executive Officer shall, from time to time, designate in times of the Chief Executive Officer’s absence, in order to initiate, coordinate and implement the Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors.

Executive Covenant

3.5                   Without in any manner limiting the generality of the Services to be provided as set forth in Section 3.1 hereinabove, the Executive shall devote the whole of the Executive’s working time and effort to the Executive’s Services, duties and obligations hereunder and shall use the Executive’s best efforts to promote the interests of the Company and its respective Subsidiaries and Affiliates; provided, however, that the Executive may serve as an independent director for other entities, subject to the prior written approval of the Board of Directors, and subject to such service as a director of another entity not placing the Executive into any conflict of interest in respect of the Executive’s duties hereunder and to the Company.  Should the Company determine, with the Executive’s prior consent, that the Executive shall be appointed as a director of the Company, the Company and/or any of their respective Subsidiaries, and with or without extra fees or compensation, the Company will provide the Executive with directors’ and officers’ liability insurance coverage (in terms satisfactory to the Company in its sole discretion and pursuant to applicable plans and policies) for each such appointment.

Concerns

3.6                   Recognizing the Company’s commitment to achieving the highest standards of openness and accountability, the Executive shall raise, in a prompt manner, any good faith concerns the Executive has regarding the conduct of the Company’s Business or compliance with the Company’ financial, legal or reporting obligations.  Such good faith concerns should be brought first to the attention of the Chief Executive Officer and subsequently to the Board of Directors.

Reporting

3.7                   The Executive will report to the person holding the office of Chief Executive Officer.  The Executive will report fully on the management, operations and business affairs of the Company and advise, to the best of the Executive’s ability and in accordance with reasonable business standards, on all Business matters that may arise from time to time.

Additional Duties and Obligations of Employment

3.8                   Rules and Policies.  The Executive hereby acknowledges and agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the same as such rules, regulations, instructions, personnel practices and policies may be reasonably applied to the Executive as an executive of the Company.

3.9                   Effort.  The Executive will also:

(a)        devote reasonable efforts and attention to the Business and affairs of the Company;

(b)        perform the Services in a competent and efficient manner and in a manner consistent with the Executive’s obligations to the Company and in compliance with all the Company’ policies, and will carry out all lawful instructions and directions from time to time given to the Executive; and

(c)        promote the interests and goodwill of the Company.

3.10                 Reports.  The Executive acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Executive to the Company in connection with the Executive’s employment and the Services hereunder are intended solely for the Company’s benefit and for the Company’s uses only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company.  In this regard the Executive covenants and agrees that the Company may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Company’s sole and absolute discretion.  The Executive further covenants and agrees that no public references to the Executive or disclosure of the Executive’s role in respect of the Company may be made by the Executive without the prior written consent of the Chief Executive Officer in each specific instance.

3.11                 Business Conduct.  The Executive warrants that the Executive shall conduct the business and other activities in a manner which is lawful and reputable and which brings good repute to the Company, the Company’s Business interests and the Executive.  In particular, and in this regard, the Executive specifically warrants to provide the Services in a sound and professional manner such that the same meet superior standards of performance quality within the standards of the industry or as set by the specifications of the Company.  In the event that the Board of Directors has a reasonable concern that the business as conducted by the Executive is being conducted in a way contrary to law or is reasonably likely to bring disrepute to the Business interests or to the Company’s or the Executive’s reputation, the Company may require that the Executive make such alterations in the Executive’s business conduct or structure, whether of management or board representation or employee or sub-licensee representation, as the Board of Directors may reasonably require in its sole and absolute discretion.

3.12                 Compliance with Laws.  The Executive will comply with all Canadian, U.S. and foreign laws, whether federal, provincial or state, applicable to the Executive’s respective duties and obligations hereunder and, in addition, hereby represents and warrants that any information which the Executive may provide to any person or company hereunder will, to the best of the Executive’s knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

Article 4

COMPENSATION AND BENEFITS

Monthly Salary

4.1                   It is hereby acknowledged and agreed that the Executive shall render the Services as defined hereinabove during the Term and during the continuance of this Agreement and shall thus be compensated from the Effective Date of this Agreement to the termination of the same by way of the payment by the Company to the Executive of the Canadian dollar equivalent of the gross monthly salary of CAD$40,373.00 (the “Monthly Salary”; that being CAD$484,476.00 per year).  All such Monthly Salary payments shall be paid in such instalments and at such times and in the same manner as the Company pays its other senior executives generally, but not less than monthly.

Increase in Monthly Salary

4.2                   The Company will review the Monthly Salary payable to the Executive from time to time during the Term and during the continuance of this Agreement and may, in its sole and absolute discretion, increase the Monthly Salary depending on the Executive’s performance of the Services and having regard to the financial circumstances of the Company.

Bonus

4.3                   It is hereby also acknowledged that the Board of Directors shall, in good faith, consider the payment of reasonable industry standard annual bonuses (each being a “Bonus”) to the Executive based upon the performance of the Company and upon the achievement by the Executive and/or the Company of reasonable management objectives to be reasonably established by the Board of Directors (after reviewing proposals with respect thereto defined by the Executive and delivered to the Board of Directors by the Executive at least 30 calendar days before the beginning of the relevant year of the Company (or within 90 calendar days following the commencement of the Company’s first calendar year commencing on the Effective Date).  These management objectives shall consist of both financial and subjective goals and shall be specified in writing by the Board of Directors, and a copy shall be given to the Executive prior to the commencement of the applicable year.  The payment of any such Bonus shall be payable, in the sole and absolute discretion of the Company, in either cash and/or common shares or other stock-based compensation of the Company, no later than within 120 calendar days of the ensuing year after any calendar year commencing on the Effective Date.

Benefits

4.4                   The Executive shall be eligible for participation in the following benefits, perquisites and allowances (each, a “Benefit”):

(a)        Group Benefits.  Subject to the terms and conditions of applicable plans and policies, the Executive shall be eligible to participate in all group insured benefit plans and policies provided by the Company to similarly situated executives of the Company (including dental, health and life insurance), as such plans and policies may be amended from time to time, without notice.  The Executive is responsible for the payment of any long term disability benefit premiums.  Payments are automatically deducted monthly and are based on annual income.  The Company’s sole obligation will be to pay relevant employer portions of premiums;

(b)        Smartphone.  The Company shall provide the Executive with a smartphone to be used for Business purposes and shall pay for and/or reimburse the Executive for all expenses and costs associated with maintaining the same; and

(c)        RRSP Contribution.  The Executive shall have the right to participate in such registered RRSP plans(s) as provided for by the Company from time to time after three months from the Effective Date of this Agreement.

STIPs

4.5                   The Executive shall be eligible to participate in any STIP introduced by the Company from time to time.  The Executive’s target bonus under the STIP shall be as determined by the Board of Directors and the Executive’s goals under the STIP shall be approved and assessed in the absolute discretion of the Board of Directors on an annual basis.  Any STIP awards will be pro-rated based on the total months worked in any calendar year.  The Executive will not be entitled to any payment on account of the STIP, pro-rata or otherwise, for any period beyond the Date of Termination.

LTIPs

4.6                   The Executive shall be eligible to participate in any LTIP introduced by the Company from time to time.  The terms of such participation and any awards or payments made under the LTIP shall be determined by the Board of Directors from time to time in its sole discretion.  The Executive will not be entitled to any payment on account of the LTIP, pro-rata or otherwise, for any period beyond the Date of Termination.

Vacation

4.7                   The Executive shall be entitled to five weeks’ paid vacation per calendar year; such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties and as agreed upon between the Executive and the Chief Executive Officer from time to time (the “Vacation”).  Notwithstanding the foregoing, in no event shall the Executive utilize in excess of ten consecutive business days of vacation time without notification to and approval from the Chief Executive Officer acting reasonably.  To the extent permitted by applicable law, accumulated vacation time or pay may not be carried forward except with the prior approval of the Board of Directors.

Reimbursement of Expenses

4.8                   Upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time, the Company shall reimburse the Executive for all reasonable and necessary business and travel expenses actually incurred by the Executive directly in connection with the Business affairs of the Company and the performance of the Executive’s duties hereunder (collectively, the “Expenses”).  The Executive shall comply with such reasonable limitations and reporting requirements with respect to such Expenses, including provision of receipts and related documentation, as the Chief Executive Officer may establish from time to time.

Stock Options

4.9                   Option grants.  Subject to the following and the provisions of Section 4.10 herein, it is hereby acknowledged and agreed that, on or about the Effective Date hereof, the Executive will be granted, in accordance with the terms and conditions of the Company’s existing 2020 Stock Incentive Plan (the “Option Plan”), an initial incentive stock option (the “Option”) to purchase up to an aggregate of 500,000 common shares of the Company (each, an “Option Share”), and vesting as to initial one-third of the Option Shares on the Effective Date with the balance of two-thirds of the Option Shares vesting monthly and at the end of each month during the Term, at an exercise price equal to the closing price of the Company’s shares on the Nasdaq Capital Market on the date of the Option grant and for an exercise period ending seven years from the date of grant.

In this regard it is hereby acknowledged that the Option granted to the Executive herein was negotiated as between the Parties in the context of the stage of development of the Company existing prior to the Effective Date of this Agreement.  Correspondingly, it is hereby acknowledged and agreed that any further Options granted by the Company to the Executive shall be reviewed and renegotiated at the request of either Party on a reasonably consistent basis during the Term and during the continuance of this Agreement and, in the event that the Parties cannot agree, then the number of Options shall be increased on an annual basis by the percentage which is the average percentage of all increases to Company executive officer Options within the Company during the previous 12-month period; and in each case on similar and reasonable exercise terms and conditions.  Any dispute respecting either the effectiveness or magnitude of the final number and terms of any such further Option grants hereunder shall be determined by arbitration in accordance with Article 11 herein.

4.10                 Option registration and compliance.  In this regard, and subject also to the following, it is hereby acknowledged and agreed that the exercise of any such Options shall be subject, at all times, to such vesting and resale provisions as may then be contained in the Option Plan and as may be finally determined by the Board of Directors, acting reasonably.  In this regard, and in accordance with the terms and conditions of each final form of Company Option agreement, as the same may exist from time to time, the Parties hereby also acknowledge and agree that:

(a)        Registration of Option Shares under the Options:  the Company will use reasonable commercial efforts to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (the “Form S-8 Registration Statement”) within one year after the Effective Date hereof covering the issuance of all Option Shares of the Company underlying the then issued Options, and such Form S-8 Registration Statement shall comply with all requirements of the United States Securities Act of 1933, as amended (the “Securities Act”).  In this regard the Company shall use its best efforts to ensure that the Form S-8 Registration Statement remains effective as long as such Options are outstanding, and the Executive fully understands and acknowledges that any such Option Shares will be issued in reliance upon the exemption afforded under the Form S-8 Registration Statement which is available only if the Executive acquires such Option Shares for investment purposes and not with a view to distribution.  The Executive is familiar with the phrase “acquired for investment and not with a view to distribution” as it relates to the Securities Act and the special meaning given to such term in various releases of the SEC;

(b)        Section 16 compliance:  the Company shall ensure that all grants of Options are made to ensure compliance with all applicable provisions, if applicable, of the exemption afforded under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  Without limiting the foregoing, the Company shall have an independent committee of the Board of Directors approve each grant of Options to the Executive and, if required, by the applicable regulatory authorities and the shareholders of the Company.  If and when required, the Company shall file, on behalf of the Executive, all reports required to filed with the SEC pursuant to the requirements of Section 16(a) under the Exchange Act and applicable rules and regulations;

(c)        Disposition of any Option Shares:  the Executive acknowledges and understands that, without in anyway limiting the acknowledgements and understandings as set forth hereinabove, the Executive agrees that the Executive shall in no event make any disposition of all or any portion of the Option Shares which the Executive may acquire hereunder unless and until:

(i)         there is then in effect a “Registration Statement” under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or

(ii)       (A) the Executive shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; (B) the Executive shall have furnished the Company with an opinion of the Executive’s own counsel to the effect that such disposition will not require registration of any such Option Shares under the Securities Act; and (C) such opinion of the Executive’s counsel shall have been concurred in by counsel for the Company and the Company shall have advised the Executive of such concurrence; and

(d)        Payment for any Option Shares:  it is hereby further acknowledged and agreed that, during the Term and any continuance of this Agreement, the Executive shall be entitled to exercise any Option granted and pay for the same by way of the prior agreement of the Executive, in the Executive’s sole and absolute discretion, and with the prior knowledge of the Company, to settle any indebtedness which may be due and owing by the Company under this Agreement in payment for the exercise price of any Option Shares acquired thereunder.

No other Benefits

4.11                 The Executive is not entitled to any other payment, benefit, perquisite, allowance or entitlement other than as specifically set out in this Agreement or as otherwise approved by the Chief Executive Officer and agreed to in writing and signed by either of the Company and the Executive.

Payment of compensation and status as a taxable employee

4.12                 It is hereby also acknowledged and agreed that, unless otherwise agreed to in advance and in writing by the Parties, the Executive will be classified as a taxable employee of the Company for all purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated on a net basis and otherwise for which statutory taxes will first be deducted by the Company.

Article 5

TERMINATION

Definitions

5.1                   For the purposes of this Article 5, the following terms have the following meanings:

(a)        “Change of Control” means any of:

(i)         any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any Affiliate or Subsidiary) thereafter acquires the direct or indirect “beneficial ownership” (as defined in the BCA) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, and including, without limitation, as a result of a Take-Over Bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)       the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned Subsidiary of the Company);

(iii)      the occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned Subsidiary of the Company); or

(iv)       the Board of Directors passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;

(b)        “Good Reason” means:

(i)         without the express written consent of the Executive, the assignment to the Executive of any duties materially inconsistent with the Executive’s position, duties and responsibilities with the Company immediately prior to such assignment, or any removal of the Executive from, or any failure to re-elect the Executive to, material positions, duties and responsibilities with the Company;

(ii)       a material reduction in total compensation, including Monthly Salary, incentive compensation, including Options, Benefits (including pension, life insurance, health and accident benefits) and perquisites the Executive was receiving immediately prior to insolvency or a Change of Control; or

(iii)      any reason which would be considered to amount to constructive dismissal by a court of competent jurisdiction;

(c)        “Just Cause” means any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law;

(d)        Take-Over Bid” means a take-over bid as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids; and

(e)        “Total Disability” means any physical or mental incapacity, disease or affliction of the Executive (as determined by a legally qualified medical practitioner or by a court in accordance with the Company’s group benefit plan) which has prevented or which will prevent the Executive from performing the essential duties of the Executive’s positions (taking into account reasonable accommodation by the Company) for a continuous period of six months or any cumulative period of 180 days in any 12 consecutive month period.

Termination

5.2                   Notwithstanding any other provision in this Agreement, the Executive’s employment may be terminated at any time as follows:

(a)        Death.  This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive.  In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments and entitlements as set out in Section 5.4 herein;

(b)        Total Disability.  The Company may terminate this Agreement and the Executive’s employment at any time as a result of Total Disability upon providing 30 calendar days’ written notice to the Executive.  In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.5 herein;

(c)        Just Cause.  The Company may terminate this Agreement and the Executive’s employment at any time forthwith for any Just Cause;

(d)        Non-Renewal.  This Agreement and the Executive’s employment shall terminate upon the delivery of a Company’s Non-Renewal Notice in accordance with Section 2.2 herein.  In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.6 herein;

(e)        Without Just Cause.  The Company may terminate this Agreement and the Executive’s employment at any time without Just Cause and for any reason or no reason whatsoever by providing written notice to the Executive specifying the effective Date of Termination (such date being not less than one month after the date of the Company’s written notice) (which may be forthwith).  In such event, the

Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.7 herein;

(f)        Resignation.  The Executive may terminate this Agreement and the Executive’s employment at any time by providing written notice to the Board of Directors specifying the Date of Termination (such date being not less than three months after the date of the Executive’s written notice).  The Company may elect to deem any date prior to the date specified in the notice as the Date of Termination.  For greater certainty, the Executive shall not be entitled to any further payments whatsoever beyond the date specified by the Company; and

(g)        Change of Control.  The Executive may terminate this Agreement and the Executive’s employment at any time in connection with any Change of Control of the Company by providing not less than 90 calendar days’ notice in writing of said Date of Termination to the Company after the Change of Control has been effected; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion; and provided, further, that the Company will be entitled to carefully review and object to any said Change of Control designation by the Executive within 30 calendar days of said notice; the final determination of which, upon dispute, if any, to be determined by arbitration in accordance with Article 11 herein.

Termination for Just Cause or Resignation

5.3                   If this Agreement and the Executive’s employment is terminated pursuant to either subsections 5.2(c) or 5.2(f) herein, then the Company shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, continuation of Benefits or any damages whatsoever.  Participation in all bonus plans (specifically including any Bonus) or other equity or profit participation plans terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional Bonus or incentive award, pro rata or otherwise, except as may have been owing to the Executive for the Company’s completed fiscal year immediately preceding the Date of Termination.

Termination by Reason of Death

5.4                   If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.2(a) herein, then the Company shall pay to and provide the Executive’s estate and, if applicable, the Executive’s immediate family members, with the following:

(a)        the Company shall pay an amount equal to the Monthly Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination; and the Executive shall then have no entitlement to any further notice of termination, payment in lieu of notice of termination, continuation of Benefits or any damages whatsoever save and except any entitlements to statutory termination, continuation of Benefits and termination pay that may be required in such circumstances;

(b)        the Company shall pay the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on the achievement of the objectives to such date, such payment(s) being made immediately if the amount can be readily determined but, in any event, no later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then have no right to further participation in all Company bonus plans (specifically including any Bonus) or other equity or profit participation plans which terminate immediately upon the Date of Termination; and

(c)        subject to Section 5.10 herein, and subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive’s estate to then exercise any unexercised and fully vested portion of any Options on the Date of Termination at any time during 12 months from the Date of Termination (the “Termination Option Exercise Period”).

Termination by Reason of Total Disability

5.5                   If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.2(b) herein, then the Company shall pay to and provide the Executive with the following:

(a)        the Company shall pay an amount equal to the Monthly Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination; and the Executive shall then have no entitlement to any further notice of termination, payment in lieu of notice of termination, continuation of Benefits or any damages whatsoever save and except any entitlements to statutory termination, continuation of Benefits and termination pay that may be required in such circumstances;

(b)        the Company shall pay the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on the achievement of the objectives to such date, such payment(s) being made immediately if the amount can be readily determined but, in any event, no later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then have no right to further participation in all Company bonus plans (specifically including any Bonus) or other equity or profit participation plans which terminate immediately upon the Date of Termination;

(c)        subject to provisions of any of the Company’ plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits in full force and effect for a period of 12 months from the Date of Termination; and

(d)        subject to Section 5.10 herein, and subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Options on the Date of Termination at any time during the Termination Option Exercise Period.

Termination by for Non-Renewal

5.6                   If this Agreement and the Executive’s employment is terminated by the Company in accordance with a Company’s Non-Renewal Notice pursuant to subsection 5.1(d) herein, then the following provisions shall apply:

(a)        the Company shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation;

(b)        the Company shall pay to the Executive the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives to such date, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs;

(c)        the Company shall pay to the Executive, as termination pay, an amount equal to four months’ Monthly Salary for each completed full year of employment with the Company under this Agreement commencing from the Effective Date up to a total maximum of 16 months’ Monthly Salary based on the Executive’s Monthly Salary as at the Date of Termination (collectively, the “Termination Amount” herein).  Unless otherwise agreed to in writing between the Parties, the foregoing Termination Amount shall be paid within 30 calendar days of the Date of Termination;

(d)        subject to provisions of any of the Company’ plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits to remain in full force and effect for a period of 12 months from the Date of Termination;

(e)        the Company shall pay the Executive an amount equal to the greater of (i) the average of the STIP paid to the Executive for the previous two years and (ii) 80% of the Executive’s target annual STIP for the current fiscal year of the Company if the Executive has been employed by the Company for less than two years as at the Date of Termination; and

(f)        subject to Section 5.10 herein, and subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Options on the Date of Termination at any time during the Termination Option Exercise Period.

Termination Without Just Cause

5.7                   If this Agreement and the Executive’s employment is terminated by the Company without Just Cause pursuant to subsection 5.1(e) herein, then the following provisions shall apply:

(a)        the Company shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation;

(b)        the Company shall pay to the Executive the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives to such date, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs;

(c)        the Company shall pay to the Executive, as termination pay, an amount equal to 12 months’ Monthly Salary plus an additional one month’s Monthly Salary for each completed full year of employment with the Company under this Agreement commencing from the Effective Date up to a total maximum of 16 months’ Monthly Salary based on the Executive’s Monthly Salary as at the Date of Termination (collectively, the “Termination Amount” herein).  Unless otherwise agreed to in writing between the Parties, the foregoing Termination Amount shall be paid within 30 calendar days of the Date of Termination;

(d)        subject to provisions of any of the Company’ plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits to remain in full force and effect for a period of 12 months from the Date of Termination;

(e)        the Company shall pay the Executive an amount equal to the greater of (i) the average of the STIP paid to the Executive for the previous two years and (ii) 80% of the Executive’s target annual STIP for the current fiscal year of the Company if the Executive has been employed by the Company for less than two years as at the Date of Termination; and

(f)        subject to Section 5.10 herein, and subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Options on the Date of Termination at any time during the Termination Option Exercise Period.

Termination for any Change of Control

5.8                   Termination by the Executive.  If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.2(g) herein, then the Company shall pay to and provide the Executive with the following:

(a)        the Company shall pay to the Executive an amount equal to the Monthly Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation;

(b)        the Company shall pay to the Executive the Executive’s annual performance Bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives to such date, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs;

(c)        the Company shall pay to the Executive, as termination pay, an amount equal to 12 months’ Monthly Salary plus an additional one month’s Monthly Salary for each completed full year of employment with the Company under this Agreement commencing from the Effective Date up to a total maximum of 16 months’ Monthly Salary based on the Executive’s Monthly Salary as at the Date of Termination (collectively, the “Termination Amount” herein).  Unless otherwise agreed to in writing between the Parties, the foregoing Termination Amount shall be paid within 30 calendar days of the Date of Termination;

(d)        subject to provisions of any of the Company’ plans and arrangements under which Benefits are being provided to the Executive hereunder, continue each of the Executive’s Benefits to remain in full force and effect for a period of 12 months from the Date of Termination;

(e)        the Company shall pay the Executive an amount equal to the greater of (i) the average of the STIP paid to the Executive for the previous two years and (ii) 80% of the Executive’s target annual STIP for the current fiscal year of the Company if the Executive has been employed by the Company for less than two years as at the Date of Termination; and

(f)        subject to Section 5.10 herein, and subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Options on the Date of Termination at any time during the Termination Option Exercise Period.

5.9                   Termination by the Company.  If at any time within 12 months following a Change of Control (i) the Executive is given notice that the Executive’s employment is terminated by the Company other than for Just Cause or (ii) the Executive’s employment is terminated by the Executive for Good Reason and the Executive gives notice to the Company to that effect and after 30 calendar days the Company does not cure the act or omission which constitutes Good Reason, then the Company shall pay to and provide the Executive the entitlements set forth in Section 5.8 herein.

Executive to Provide Release

5.10                 The Executive acknowledges and agrees that the payments pursuant to this Article 5 shall be in full satisfaction of all terms of termination of the Executive’s employment.  Except as otherwise provided in this Article 5, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, benefits continuation, damages or any additional compensation whatsoever.  As a condition precedent to any payments or benefits pursuant to Sections 5.4, 5.5, 5.6, 5.7 and 5.8 herein, the Executive shall deliver a full and final release from all actions or claims, known and unknown, in connection with the Executive’s employment with the Company or the termination thereof in favour of the Company, their Subsidiaries, their Affiliates and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Company.  No payments or benefits under Sections 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 herein shall be made until such release has been signed and returned by the Executive.

Executive to Provide Resignation

5.12                 The Executive covenants and agrees that, upon any termination of this Agreement and of the Executive’s employment, howsoever caused, the Executive shall forthwith tender the Executive’s resignation from all offices, directorships and trusteeships then held by the Executive with the Company or with any of their respective Subsidiaries or Affiliates, such resignation to be effective upon the Date of Termination.  If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships, and the Company are hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

Return of Property

5.13                 All equipment, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports or other documents or property pertaining to the Business of the Company used or produced by the Executive in connection with the Executive’s employment, or in the Executive’s possession or under the Executive’s control, shall at all times remain the property of the Company.  The Executive shall return all property of the Company in the Executive’s possession or under the Executive’s control in good condition forthwith upon any request by the Company or upon any termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).

Article 6

CONFIDENTIALITY

Confidential Information

6.1                   The Executive acknowledges that:

(a)        the Executive may, during the Term and during the continuance of this Agreement, acquire information which is confidential in nature or of great value to the Company and their respective Subsidiaries and Affiliates and including, without limitation, matters or subjects concerning corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, profit plans, research and development projects and findings, computer programs, suppliers and trade secrets, whether in the form of records, files, correspondence, notes, data, information or any other form, including copies or excerpts thereof (collectively, the “Confidential Information”); the disclosure of any of which to competitors, customers, clients or suppliers of the Company, unauthorized personnel of the Company or to third parties would be highly detrimental to the best interests of the Company and their Business interests; and

(b)        the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’ goodwill, constitute proprietary rights which the Company are entitled to protect.

Protection of Confidential Information

6.2                   While employed by the Company and following the termination of this Agreement and the Executive’s employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein.  The Executive agrees and acknowledges that the Confidential Information of the Company is the exclusive property of the Company to be used exclusively by the Executive to perform the Executive’s Services and duties and fulfil the Executive’s obligations to the Company and not for any other reason or purpose.  Therefore, the Executive agrees to hold all such Confidential Information in trust for the Company, and the Executive further confirms and acknowledges the Executive’s fiduciary duty to use best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever.  The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information of which the Executive becomes aware.  The Executive further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential

Information.  In the event that the Executive is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Company with prompt written notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement.  The Executive will not oppose action by, and will cooperate with, the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.  The restrictions on the Executive’s use or disclosure of any of the Company’ information, including Confidential Information as set forth in this Article 6, shall continue following the expiration or termination of this Agreement regardless of the reasons for or manner of such termination.

Corporate Opportunity

6.3                   Any business opportunities related in any way to the Business and affairs of the Company or any of their respective Subsidiaries or Affiliates which become known to the Executive during the Executive’s employment hereunder shall be fully disclosed and made available to the Company and shall not be appropriated by the Executive under any circumstance without the prior written consent of the Company.

Article 7

RESTRICTIVE COVENANTS

Non-Competition

7.1                   The Executive covenants and agrees that the Executive will not (without the prior written consent of the Company) at any time during the Executive’s employment with the Company, nor for a period of time which matches the required notice period as outlined in the Article 5 herein up to a maximum of 12 months, following the Date of Termination regardless of whether such termination is voluntary or involuntary, lawful or unlawful, and with or without cause), directly or indirectly, anywhere within the Territory (as herein defined), either individually or in partnership, jointly with or on behalf of any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, engage in, carry on or otherwise be concerned with, any Competitive Business (as herein defined).  Notwithstanding the foregoing, the Executive shall not be in default under this provision by virtue of:

(a)        holding, strictly for investment purposes and as a passive investor, not more than one percent (1%) of the issued and outstanding shares of business that is Competitive Business, the shares of which are listed on a recognized stock exchange;

(b)        any involvement in an undertaking that carried on multiple businesses, one of which is a Competitive Business, provided the Executive is not involved, directly or indirectly, in the Competitive Business; or

(c)        being employed by or provided services to a Competitive Business if such employment or services engagement is not in the Same or Similar Capacity.

In this Agreement:

“Competitive Business” means a business that manufactures, markets, distributes or sells three-wheeled electric vehicles;

“Date of Termination” means the Executive’s last active day of employment with the Company without regard to any notice of termination or pay in lieu thereof, deemed or notional notice period, or period during which the Executive receives pay in lieu of notice, termination pay, severance payments or salary continuance, whether pursuant to statute, this Agreement, common law or otherwise;

“Same of Similar Capacity” means: (i) the same or similar capacity or function in which the Executive worked for the Company at the time during the 12 months prior to the Date of Termination; and/or (ii) any other capacity where the Executive’s knowledge of Confidential Information of the Company or its subsidiaries could provide a competitive advantage to any Competitive Business; and

“Territory” means Canada and the United States of America.

Non-Solicitation

7.2                   The Executive covenants to not (without prior written consent of the Company) at any time during the Executive’s employment with the Company, nor during the periods set out below, directly or indirectly, either individually or in partnership, jointly or in conjunction with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever:

(a)        for the 12 month period following the date the Executive ceases to be employed with the Company or any other termination of this Agreement (regardless of who initiated the termination and whether with or without Just Cause), solicit or entice away, or endeavour to solicit or entice away from the Company, employ, or otherwise engage (as an employee, independent consultant, independent sales representative, or otherwise) any person who is employed by the Company or employed as a consultant or independent sales representative by the Company as at the Date of Termination or who was so employed or employed within the 12 month period preceding such date; or

(b)        for the 12 month period following the date the Executive ceases to be employed with the Company or any other termination of this Agreement (regardless of who initiated the termination and whether with or without Just Cause), for any purpose competitive with the Business, canvass, solicit or approach for orders, or cause to be canvassed or solicited or approached for orders, or accept any business or patronage from any person or entity (i) who is or which is a customer, client, supplier, licensee or business relation of the Company as at the Date of Termination or within the one month period preceding such date and (ii) with whom the Executive worked, or about whom the Executive received Confidential Information, during the course of employment with the Company; or

(c)        for the 12 month period following the date the Executive ceases to be employed with the Company or any other termination of this Agreement (regardless of who initiated the termination and whether with or without Just Cause), induce or attempt to induce any customer, client, supplier, licensee or business relationship of the Company to cease doing business with the Company; or

(d)        for the period following the date the Executive ceases to be employed with the Company or any other termination of this Agreement (regardless of who initiated the termination and whether with or without Just Cause), disparage the Company or their respective Subsidiaries, Affiliates, directors, officers, employees, customers, clients, suppliers, licensees or business relations of the Company.

Non-Interference

7.3                   The Executive covenants to not (without prior written consent of the Company) at any time during the Executive’s employment with the Company, nor for a period of 12 months thereafter, interfere with any contractual relationship between the Company and any party that was a licensor, buyer, customer, partner, joint venturer or vendor (each, a “Contract Partner”) of the Company or that the Company were actively soliciting to be a Contract Partner during the 12 month period preceding that date upon which the Executive ceases to be employed with the Company.  For purposes of this section, the Executive shall be deemed to interfere with a contractual relationship with a Contract Partner if (i) the Executive takes any action that the Executive, or a person in a similar position, should reasonably anticipate could result in a material adverse change of the terms of such relationship or (ii) the Executive disparages the Company, or any of their respective directors, officers, stockholders or employees, in any manner reasonably foreseeable to be harmful to the Company, or their reputation, or the personal or business reputation of such directors, officers, stockholders or employees; provided that the Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

Company

7.4                   For the purposes of Sections 7.2 and 7.3, references to the “Company” shall be deemed to include the Company, their respective successors (whether direct or indirect) by purchase, amalgamation, merger or otherwise of the Business, and their respective Subsidiaries, Affiliates and their subsidiaries.

Article 8

OWNERSHIP OF INTELLECTUAL PROPERTY

Definitions

8.1                   In this Agreement, “Inventions” means, collectively, all:

(a)        discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), and

(b)        each and every part of the foregoing;

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

Exclusive Property

8.2                   The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company, and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the “Intellectual Property Rights”), shall belong exclusively to the Company.

Work for Hire

8.3                   For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

Disclosure

8.4                   The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

Assignment

8.5                   The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or their respective nominee (or their respective successors or assigns) all of the Executive’s right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Company.

Moral Rights

8.6                   The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and their respective successors or assigns all the Executive‘s moral rights in respect of the Inventions.

Further Assistance

8.7                   The Executive agrees to assist the Company in every proper way (but at the Company’ expense) to obtain and, from time to time, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by them.  The Executive’s obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement for any reason.

Representations and Warranties

8.8                   The Executive hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or its Services or activities on behalf of the Company.  The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (i) with respect to any previous invention, discovery or other item of intellectual property or (ii) that require the Executive not to disclose the same.

Article 9

REMEDIES

Remedy

9.1                   The Executive acknowledges and agrees that the Executive is employed in a fiduciary capacity, with obligations of trust and loyalty owed by the Executive to the Company.  Accordingly, the Executive agrees that the restrictions in Articles 6, 7 and 8 herein are reasonable in the circumstances of the Executive’s employment and that the Business and affairs of the Company cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement.  If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Company but would be valid; for example, if the scope of their time periods or geographic areas were limited; the Parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

Injunctions, etc.

9.2                   The Executive acknowledges and agrees that, in the event of a breach of the covenants, provisions and restrictions in Articles 6, 7 and 8 herein by the Executive, the Company’ remedy in the form of monetary damages will be inadequate.  Therefore, the Company shall be and are hereby authorized and entitled, in addition to all other rights and remedies available to them, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach without the necessity of posting a bond or other security.

Loss of Entitlements

9.3                   In addition to all other rights and remedies available to the Company, the Executive acknowledges and agrees that the Executive will immediately lose and not be entitled to the payments and benefits set out in Article 5 herein if the Executive breaches any of the covenants in Articles 6, 7 or 8 herein.

Survival

9.4                   Each and every provisions of Articles 1, 6, 7, 8 and 9 herein shall survive the termination of this Agreement and the Executive’s employment hereunder (regardless of the reason for such termination).

Article 10

INDEMNIFICATION AND LEGAL PROCEEDINGS

Indemnification

10.1                 The Parties hereby each agree to indemnify and save harmless the other Party and including, where applicable, the other Party’s respective Subsidiaries and Affiliates and each of their respective directors, officers, associates, affiliates and agents (each such party being an “Indemnified Party”), harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigative expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

No indemnification

10.2                 This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of wilful misconduct.

Claim of indemnification

10.3                 The Parties agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

Notice of claim

10.4                 In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against either of the Parties (said Party then being the “Indemnitee”), the Indemnified Party will give both Parties prompt written notice of any such action of which the Indemnified Party has knowledge and the Indemnitee will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the Indemnitee and the payment of all expenses.  Failure by the Indemnified Party to so notify shall not relieve the Indemnitee of the Indemnitee‘s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the Indemnitee of substantive rights or defenses.

Settlement

10.5                 No admission of liability and no settlement of any action shall be made without the consent of each of the Parties and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

Legal Proceedings

10.6                 Notwithstanding that the Indemnitee will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)        such counsel has been authorized by the Indemnitee;

(b)        the Indemnitee has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)        the named parties to any such action include that any Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party and the Indemnified Party; or

(d)        there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party.

Contribution

10.7                 If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the

Indemnitee shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnitee and the Indemnified Party and other equitable considerations which may be relevant.  Notwithstanding the foregoing, the Indemnitee shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

Article 11

ARBITRATION

Matters for arbitration

11.1                 Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.  This provision shall not prejudice a Party from seeking a court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Notice

11.2                 It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other Parties together with particulars of the matter in dispute.  On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein.  Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.  This provision shall not prejudice a Party from seeking a court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Appointments

11.3                 The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Parties of such appointment, and the other Parties shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for.  If the other Parties shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed in accordance with the provisions of the Arbitration Act.  Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act.  The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in  Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the

Arbitration Act or this section.  After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties.  The expense of the arbitration shall be paid as specified in the award.

Award

11.4                 The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 12

OTHER PROVISIONS

Recitals

12.1                 The Company and the Executive represent and warrant to each other that the Recitals set out above are true.

Currency

12.2                 All amounts payable pursuant to this Agreement are expressed in and shall be paid in Canadian currency unless otherwise expressly provided for.

Withholding

12.3                 All amounts paid or payable and all benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings.  Accordingly, the Company shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Company is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies.  Notwithstanding the foregoing, the Executive acknowledges and agrees that the Executive is solely responsible for all tax liability arising from the Executive’s receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

Rights and Waivers

12.4                 All rights and remedies of the Parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the Parties may have.  Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

No Representation or Claims

12.5                 The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement.  The Executive has no claim against the Company arising from any Services provided by the Executive to the Company in any capacity prior to the Effective Date of this Agreement.

Governing Law

12.6                 The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable thereto.

Notices

12.7                 Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)        if to the Company:

Electrameccanica Vehicles Corp.

8057 North Fraser Way, Burnaby, British Columbia, Canada, V5J 5M8

Attention:        Kevin Pavlov, Chief Executive Officer

Phone:             (818) 738-3888

E-mail:            kevin.pavlov@electrameccanica.com;

with a copy to counsel for the Company:

McMillan LLP

Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada,

V6E 4N7

Attention:        Thomas J. Deutsch

Phone:             (604) 691-7445
E-mail:            thomas.deutsch@mcmillan.ca; and

(b)        if to the Executive:

Mark Orsmond

[****]

Phone:             [****]
E-mail:            [****];

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section.  Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered.  Any notice so transmitted by facsimile transmission or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day.  “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia, Canada.

Successors and Assigns

12.8                 This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective heirs, administrators, executors, successors (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) and permitted assigns.  The Company shall have the right to assign this Agreement, or the benefit thereof, to any of their respective Affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.  The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Company” hereunder shall include their respective successors.  The Company may also agree to enforce, for the benefit of any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) the provisions contained in Articles 7 and 8, regardless of whether the Company continue to carry on or be involved in the Business.  The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

Amendment

12.9                 No amendment of this Agreement will be effective unless made in writing and signed by the Parties.

Severability

12.10               If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.  The Parties agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

Independent Legal Advice

12.11               The Parties acknowledge that, prior to executing this Agreement, they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily.

Force Majeure

12.12               If either Party is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.  A Party shall within three calendar days give notice to the other Parties of each event of force majeure under this section, and upon cessation of such event shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Time of the essence

12.13               Time will be of the essence of this Agreement.

Enurement

12.14               This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Further assurances

12.15               The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

No partnership or agency

12.16               The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Parties, nor create any fiduciary relationship between them for any purpose whatsoever.

Entire agreement

12.17               This Agreement constitutes the entire agreement to date between the Parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

Personal Information

12.18               The Executive acknowledges that the Company are obligated to comply with the Personal Information Protection Act (British Columbia) and with any other applicable legislation governing the collection, use, storage and disclosure of personal information.  The Executive agrees to comply with all of the Company’ personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in ensuring that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information.

Captions

12.19               The headings, captions, Article, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Ambiguities

12.20               As each Party and its legal counsel have participated in the review and revision of this Agreement, any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement.

Accessibility

12.21               The Company have policies to support employees with disabilities, including, but not limited to, policies regarding the provision of job accommodations that take into account an employee’s accessibility needs due to disability.

Counterparts

12.22               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[The rest of this page left intentionally blank. The signature page follows.]

IN WITNESS WHEREOF the Parties have hereunto set their respective hands and seals as at the Effective Date as hereinabove determined.

The COMMON SEAL of ELECTRAMECCANICA VEHICLES CORP., the Company herein, was hereunto affixed in the presence of:	) ) ) ) ) ) )	(C/S)
/s/ Kevin Pavlov	)
Authorized Signatory	)

SIGNED, SEALED and DELIVERED by MARK ORSMOND, the Executive herein:	) ) )
)
)
	)	/s/ Mark Orsmond
	)	MARK ORSMOND
)
)
)
)